As filed with the Securities and Exchange Commission on November 30, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

COINSTAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3156448
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1800 114th Avenue S.E.

Bellevue, Washington 98004

(425) 943-8000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Donald R. Rench

Vice President, General Counsel and Corporate Secretary

Coinstar, Inc.

1800 114th Avenue S.E.

Bellevue, Washington 98004

(425) 943-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew Bor

Perkins Coie LLP

1201 Third Avenue, Suite 4800

Seattle, Washington 98101-3099

(206) 359-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount to Be Registered(1)		Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.001 par value	1,907,957	(3)	$24.76	$47,241,015	$5,054.79

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers additional shares of common stock that may be issued as a result of stock splits, stock dividends or similar events.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices for the common stock of Coinstar, Inc. on November 25, 2005, as reported on the Nasdaq Stock Market.
(3)	Includes (a) 1,813,163 shares issued in connection with the closing of the acquisition of substantially all of the assets of The Amusement Factory, L.L.C. by the Company’s wholly-owned subsidiary, Adventure Vending Inc. and (b) 94,794 shares to be held in a non-interest bearing escrow account for a period of twelve months to secure the selling stockholder’s indemnification obligations.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities, and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated November 30, 2005

Coinstar, Inc.

1,907,957 Shares

Common Stock

This prospectus relates to the public offering of up to 1,907,957 shares of our common stock by the selling stockholder identified on page 12 of this prospectus. The selling stockholder acquired the shares from us in connection with the acquisition of substantially all of the assets of The Amusement Factory, L.L.C., by our wholly-owned indirect subsidiary Adventure Vending Inc., on November 1, 2005. The selling stockholder owned 100% of the equity of The Amusement Factory, L.L.C.

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholder. The selling stockholder will bear all sales commissions and similar expenses. All other expenses in connection with this registration will be borne by us.

The selling stockholder may sell the shares of common stock offered by this prospectus at prices determined by the prevailing market prices for the common stock or in negotiated transactions. The selling stockholder may also sell the shares to or with the assistance of broker-dealers.

Our common stock is traded on the Nasdaq Stock Market under the symbol “CSTR.” On November 25, 2005 the last reported sale price of the common stock was $24.78 per share.

See “ Risk Factors” beginning on page 3 of this prospectus to read about certain factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005

All trademarks, service marks and trade names in this prospectus are the property of their respective owners.

IMPORTANT NOTICE TO READERS

You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “propose” or “continue,” the negative of these terms or other terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the “Risk Factors” listed herein. These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on our forward-looking statements, which apply only as of the date of this prospectus. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results except as required by law.

SUMMARY

The following summary should be read in conjunction with the other information contained or incorporated by reference in this prospectus. Read this prospectus carefully, especially the “Risk Factors” beginning on page 3 of this prospectus.

About the Offering

On November 1, 2005, we, through our wholly-owned indirect subsidiary Adventure Vending Inc. (“Adventure”), consummated the purchase of substantially all of the assets of The Amusement Factory, L.L.C. The selling stockholder, Levine Investments Limited Partnership, owned 100% of the equity of The Amusement Factory, L.L.C. The consideration for this transaction totaled 1,907,957 shares of our common stock, consisting of: (a) 1,813,163 shares of our common stock, which were issued to the selling stockholder at closing and (b) an additional 94,794 shares of our common stock, which were placed in a non-interest bearing escrow account for a period of twelve months. The shares placed in escrow may be received by the selling stockholder upon expiration of the twelve-month escrow period and satisfaction of the selling stockholder’s potential indemnification obligations. The registration statement including this prospectus covers all 1,907,957 shares.

About the Company

We are a multi-national company offering a range of coin-counting, entertainment and electronic payment (“e-payment”) products and services. We own and operate the only multi-national fully automated network of self-service coin-counting machines across the United States, in Canada and in the United Kingdom. Our self-service coin counting machines provide consumers with a convenient and innovative means to convert loose coins into cash. We also own and operate various entertainment products and services for consumers in mass merchandisers, supermarkets, warehouse clubs, restaurants, entertainment centers, truck stops and other distribution channels. These entertainment services include skill-crane machines, bulk vending, kiddie rides and video games. We also offer a range of electronic payment (“e-payment”) products and services such as stored value cards, payroll cards, prepaid MasterCard® cards and prepaid wireless products at point-of-sale terminals, stand-alone e-payment kiosks and e-payment enabled coin-counting machines in drugstores, universities, shopping malls, supermarkets and convenience stores in the United States and the United Kingdom. As of September 30, 2005, we had a total of approximately 12,400 coin-counting machines installed, approximately 183,000 entertainment services machines installed and over 17,500 locations where our point-of-sale and non-coin-counting kiosks were installed.

We are headquartered in Bellevue, Washington, where we maintain most of our sales, marketing, research and development, testing and customer service operations and administration. In addition, our main entertainment services office is located in Louisville, Colorado. We were incorporated in Delaware on October 12, 1993.

For additional information about our business, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, including financial statements and other financial information contained therein, and other documents that we have filed with the Securities and Exchange Commission, which are incorporated into this prospectus by reference. See “Where You Can Find More Information” at page 15.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business could be harmed, the trading price of our common stock could decline and you could lose all or part of your investment.

We have substantial indebtedness as a result of our acquisition of American Coin Merchandising, Inc. (ACMI).

On July 7, 2004, we acquired ACMI for $235.0 million in cash. To finance the acquisition, we entered into a senior secured credit facility funded by a syndicate of lenders led by JPMorgan Chase Bank and Lehman Brothers Inc. The credit agreement provides for advances totaling up to $310.0 million, consisting of a $60.0 million revolving credit facility and a $250.0 million term loan facility. Since this acquisition, we have repaid $43.7 million of the debt outstanding. The credit facility bears interest at variable rates pegged to prevailing interest rates. As a result, our operating results are exposed to risks of fluctuations in interest rates. Loans made pursuant to the credit agreement are secured by a first security interest in substantially all of our assets and the assets of our subsidiaries, as well as a pledge of our subsidiaries’ capital stock. The credit facility matures on July 7, 2011. This debt financing may limit our ability to effect future financings or may negatively impact our business, financial condition, results of operations and growth. Substantial financial leverage poses the risk that we may not be able to generate sufficient cash flow to service the indebtedness, or to adequately fund our operations. We may be unable to increase our revenue and leverage the acquisition of ACMI to achieve sufficient cash flow to meet our debt service obligations. Moreover, the credit agreement governing our indebtedness contains financial and other covenants that could impair our flexibility and restrict our ability to pursue growth opportunities. The credit agreement contains negative covenants and restrictions on actions by us including, without limitation, restrictions on certain common stock repurchases, liens, investments, capital expenditures, indebtedness, restricted payments including cash payments of dividends, and fundamental changes or dispositions of our assets. In addition, the credit agreement requires that we meet certain financial covenants, ratios and tests, including maintaining a maximum consolidated leverage ratio and a minimum interest coverage ratio, all as defined in the credit agreement. If the covenants are not met, our lenders would be entitled, under certain circumstances, to declare such indebtedness immediately due and payable.

We have limited experience in the entertainment services business and if this business does not meet our performance expectations, our business and financial condition could be materially and adversely affected.

We entered the entertainment services business as a result of our acquisition of ACMI on July 7, 2004. Because we have limited experience in this business, there may be operational risks, expenses or liabilities associated with this business that we are not aware of, or we may not be able to achieve the operating results for the entertainment services business in line with ACMI’s historical results or our expectations. As compared to our coin-counting business, our entertainment services business incurs higher operating expenses, due in part to such factors as maintaining inventory of consumer products to support our skill-crane and bulk vending machine businesses. For example, as of September 30, 2005, we carried $29.0 million of inventory on our balance sheet, approximately 83.7% of which is attributable to the entertainment services business. In addition, while we will regularly evaluate the carrying value of this inventory and record lower of cost or market adjustments for obsolete inventory, our experience in evaluating this inventory is limited. If we determine that the value of our inventory has become impaired, we may be required to take substantial write-downs, which would be charged to direct operating expenses.

Because of the higher operating expenses attributable to our entertainment services business, as well as the impact from ACMI acquisition-related charges, including the amortization of intangibles and financing fees, our operating margin was 10.6% for the nine months ended September 30, 2005, compared to 15.8% in the first six months of 2004 which was prior to the ACMI acquisition and our entry into the entertainment services business. For any of the foregoing reasons, we may not achieve the strategic and financial objectives of the ACMI acquisition and our entry into the entertainment services business, and our failure to do so could materially and adversely affect our businesses, operating results and financial condition.

The termination, non-renewal or renegotiation on materially adverse terms of our contracts with any one or more of our significant retail partners could seriously harm our business, financial condition and results of operations.

We derive substantially all of our revenue from two sources: coin-counting machines installed in high traffic supermarkets and entertainment services machines installed in supermarkets, mass merchandisers, restaurants, bowling centers, truckstops, warehouse clubs and similar locations. The success of our business depends in large part on our ability to maintain relationships with our existing retail partners in locations where we can operate profitably. For example, since our acquisition of our entertainment services business, Wal-Mart, Inc. and the Kroger Company account for approximately 27.5% and 10.6% of our consolidated revenue, respectively. If we are unable to persuade existing retail partners that our coin and entertainment services provide direct and indirect benefits that are superior to or competitive with other systems (including coin-counting systems which the retail partners could operate themselves or through a third party) or alternative potential uses of the floor space that our machines occupy, we may encounter difficulties maintaining existing retailer relationships. We typically operate pursuant to separate agreements with each of our retail partners. Our typical contract is for a set term, which typically ranges from one to three years and automatically renews until we or our partner gives notice of termination before a certain time prior to the end of the initial term or renewal period. However, there are variations on certain contract provisions with some of our retail partners, including product offerings, the service fee we pay each retail partner, frequency of service, and the ability to cancel the contract upon notice after a certain period of time. Our entertainment services relationship with Wal-Mart, Inc. is governed by a contract that Wal-Mart, Inc. may terminate at any time, for any reason. Cancellation of this contract would seriously harm our entertainment services business and reputation. More generally, if we are unable to maintain or renew such contracts with our other existing retail partners, our business, financial condition and results of operations could be significantly impaired. For example, a contract with one of our brokers recently expired. We are currently still providing machines in accordance with the contract. Although the contract expiration is expected to result in the loss of certain relationships, we do not believe that any such loss will have a material adverse effect on our financial results.

We may be unable to continue to pay our retail partners a service fee that allows us to operate our coin-counting and entertainment services machines at historical levels of profitability.

We have faced and continue to face ongoing pricing pressure from our current retail partners to increase the service fee we pay on coin and entertainment services or to make other financial concessions to win or retain business. If we are unable to respond effectively to ongoing pricing pressures, we may fail to retain certain of our retail partners. We have, in some cases, implemented new fee arrangements for our coin services. These fee arrangements are based on our evaluation of certain unique factors with the retailer, such as total revenue, e-payment capabilities, long-term non-cancelable contracts, installation of our machines in high traffic and/or urban or rural locations, new product commitments, or other criteria. Together with other factors, these arrangements could significantly increase our expenses relative to coin services in future periods.

We may be unable to attract new retail partners and penetrate new markets and distribution channels.

In order to continue our coin-counting and entertainment services machine installation growth, we will need to attract new retail partners and develop operational or unit production cost efficiencies that make it feasible for us to penetrate lower density markets and/or new distribution channels. We may be unable to attract new retail partners or drive down costs relating to the manufacture, installation or servicing of coin-counting or entertainment services machines to levels that would enable us to operate profitably in lower density markets. If we are unable to do so, our future operating results could be adversely affected.

We may be unable to identify and define product trends, as well as to anticipate, gauge and react to changing consumer demands in a timely manner.

To be competitive, we need to develop new services that are accepted by the market and establish third-party relationships necessary to develop and commercialize such services. For example, toy and other products dispensed in our entertainment services machines must appeal to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to change. If we misjudge the market for our toy products, we may be faced with significant excess inventories for some products and missed opportunities for other products. In addition, because we place orders for toy products well in advance of purchases by consumers, we could experience excess inventory if our consumers purchase fewer products than anticipated. In order to develop and commercialize new non-entertainment vending products or services, we will need to enhance the capabilities of our coin-counting and entertainment services machines and our network and establish market acceptance of such products or services. We cannot assure you that new or additional products or services that we may attempt to commercialize will be successful.

Competitive pressures could seriously harm our business, financial condition and results of operations.

Our coin-counting business faces competition from supermarket retailers, banks and other companies that purchase and operate coin-counting equipment from companies such as ScanCoin AB, Cummins-Allison Corporation and others, and who service such equipment themselves or through third parties. Other retail partners may choose to replace our coin-counting machines with self-installed machines. In addition, retailers, some of which have significantly more resources than us, may decide to enter the coin-counting business and some banks and other competitors already provide coin-counting free of charge or for an amount that yields very low margins or that may not generate a profit at all. An expansion of the coin-counting services provided by any of such competitors could materially and adversely affect our business and results of operations.

We compete with a number of regional and local operators of entertainment services equipment. Many of these competitors are engaged in expansion programs, and we have experienced and we expect to continue to experience intense competition for new locations and acquisition candidates. We may be unable to compete effectively with these companies in the future. Our entertainment services equipment also competes with other vending machines, coin-operated entertainment devices, and seasonal and bulk merchandise for sites within retail locations. We cannot assure you that we will be able to maintain current sites in the retail locations or that we will be able to obtain sites in the future on attractive terms or at all. It is possible that a well-financed vending machine manufacturer or other vending machine operator with existing relationships with retail accounts could compete with us in certain markets or capture additional market share at our expense.

Defects or failures in our coin-counting machines’ operating system could harm our business.

The operation of our coin-counting machines depends on sophisticated software, computing systems and communication services that may contain undetected errors or may be subject to failures. These errors may arise particularly when new services or service enhancements are added. We have in the past experienced limited delays and disruptions resulting from upgrading or improving our operating systems. Future upgrades or improvements that may be necessary to expand and maintain our business could result in delays or disruptions that could have the effect of seriously harming our operations. We also rely on a long distance telecommunication network that is not owned by us and is subject to service disruptions. Further, while we have taken significant steps to protect the security of our network, security breaches may result from intentional acts of third parties or from computer viruses. Any service disruptions, whether due to errors or delays in our software or computing systems, interruptions or breaches in the communications network, or security breaches of the system, could seriously harm our business, financial condition and results of operations.

Lack of consumer confidence, whether real or perceived, in our coin-counting machines could harm our business.

The accuracy of the coin-counting functionality of our machines is important to consumers and our retail partners. The failure to maintain consumer confidence in our technology and systems could harm our business. Our inability to collect the data from our coin-counting machines could lead to a delay in processing coins and crediting the accounts of our retail partners for vouchers that have already been redeemed. Any loss or delay in collecting coin data could seriously harm our operations.

We may be unable to adequately protect or enforce our patents and other proprietary rights.

Our success depends, in part, on our ability to protect our intellectual property and maintain the proprietary nature of our technology through a combination of patents, licenses and other intellectual property arrangements, without infringing the proprietary rights of third parties. We have 59 United States and international patents relevant to aspects of self-service coin-counting, including: machine networking, fraud avoidance and voucher authentication, among others. We also have additional patent applications pending in the United States and several foreign jurisdictions directed to this technology.

Our patents may not be held valid if challenged, pending patent applications may not be issued, and other parties may claim rights in or ownership of our patents and other proprietary rights. Since many patent applications in the United States are not publicly disclosed until the patent is issued, others may have filed applications, which, if issued as patents, could cover our products or technology. Patents issued to us may be circumvented or fail to provide adequate protection of our technologies. Our competitors might independently develop or patent technologies that are substantially equivalent or superior to our technologies.

We also rely on trademarks, copyrights, trade secrets and other proprietary intellectual property to develop and maintain our competitive position. Although we protect our intellectual property in part by confidentiality agreements with our employees, consultants, vendors and corporate partners, these parties may breach these agreements. We may have inadequate remedies for any such breach and our trade secrets may otherwise become known or be discovered independently by our competitors. The failure to protect our intellectual property rights effectively or to avoid infringing the intellectual property rights of others could seriously harm our business, financial condition and results of operations.

Certain parties may assert claims of patent infringement or misappropriation against us based on current or pending United States and/or foreign patents, copyrights or trade secrets, or contracts. If such claims were successful, our business could be harmed. Defending our company and our retail partners against these types of claims, regardless of their merits, could require us to incur substantial costs and divert the attention of key personnel. Parties making these types of claims may be able to obtain injunctive or other equitable relief, which could effectively block our ability to provide our coin-counting service and operate our coin-counting equipment in the United States and abroad. Such types of claims could also result in an award of substantial damages. If third parties have or obtain proprietary rights that our products infringe, we may be unable to obtain necessary licenses from others at a reasonable cost or at all. For example, we have from time to time engaged in discussions with a former supplier, ScanCoin AB, in an effort to clarify certain contract rights and obligations as well as ownership of certain of our intellectual property. In addition, if we instigate litigation to enforce our patents or protect our other proprietary rights, or to determine the validity and scope of other parties’ proprietary rights, such litigation could cause us to spend significant financial and management resources.

Acquisitions involve risks that could harm our business and impair our ability to realize potential benefits from such acquisitions.

As part of our business strategy, we have in the past sought and may in the future seek to acquire or invest in businesses, products or technologies that we feel could complement or expand our business. We may be unable to adequately address the financial, legal and operational risks raised by acquisitions, which could harm our business and prevent us from realizing the projected benefits of the acquisitions. Further, the evaluation and negotiation of potential acquisitions, as well as the integration of an acquired business, will divert management time and other resources. In addition, we cannot assure you that any particular transaction, even if successfully completed, will ultimately benefit our business. Certain financial and operational risks related to acquisitions that may have a material impact on our business are:

•	use of cash resources and incurrence of debt and contingent liabilities in funding acquisitions,

•	stockholder dilution if an acquisition is consummated through an issuance of our securities,

•	amortization expenses related to acquired intangible assets and other adverse accounting consequences,

•	costs incurred in identifying and performing due diligence on potential acquisition targets that may or may not be successful,

•	difficulties and expenses in assimilating the operations, products, technology, information systems or personnel of the acquired company,

•	impairment of relationships with employees, retailers and affiliates of our business and the acquired business,

•	the assumption of known and unknown liabilities of the acquired company, including intellectual property claims, and

•	entrance into markets in which we have no direct prior experience.

Acquisitions we make may have adverse accounting consequences or may result in highly restrictive debt covenants. For example, in connection with our acquisition of ACMI, we recorded approximately $34.4 million of identifiable intangible assets, which will result in annual amortization expense of approximately $3.4 million over their expected useful life of 10 years. In addition, we also recorded approximately $136.1 million of goodwill in connection with the acquisition that will not be amortized, but instead must be tested periodically for impairment. Any impairment of this goodwill in the future could result in substantial charges to our operating results. Finally, to finance our acquisition of ACMI, we entered into a senior secured credit facility that places substantial restrictions on our business operations. Any further acquisitions we may make may involve additional accounting charges or operational restrictions that may impact our future operating results.

Our future operating results may fluctuate.

Our future operating results will depend significantly on our ability to continue to drive new and repeat consumer utilization of our coin-counting services and entertainment services equipment, our ability to develop and commercialize new products and services and the costs incurred to do so, and our ability to successfully integrate new lines of business into our operations. Our operating results have a history of fluctuating. Our future operating results also may fluctuate based upon many other factors, including:

•	the transaction fee we charge consumers to use our services,

•	the amount of service fees that we pay to our retail partners,

•	our ability to establish or maintain relationships with significant retail partners,

•	the commercial success of our retail partners, which could be affected by such factors as severe weather, strikes or general economic conditions,

•	fluctuations in revenue generated by our coin-counting and entertainment services equipment,

•	fluctuations in product cost and of operations caused by various factors including rising petroleum costs, labor costs and transportation costs,

•	our ability to effectively manage the product mix of our entertainment services equipment to maximize consumer preferences,

•	fluctuations in interest rates, which affects our debt service obligations,

•	the timing of, and our ability to develop and successfully commercialize, product enhancements and new products,

•	the level of product and price competition,

•	our success in maintaining and expanding our network and managing our growth,

•	the successful operation of our coin-counting network,

•	activities of and acquisitions or announcements by competitors,

•	the impact from any impairment of goodwill related to our acquisitions,

•	fluctuations in consumer spending patterns, and

•	relationships with manufacturers and suppliers.

In addition, we have historically experienced seasonality in our coin services business, with highest revenues experienced in the third calendar quarter, followed by the fourth calendar quarter, and relatively lower revenues in the first half of the year. Our entertainment business has also experienced seasonality, with peak revenues in the fourth quarter and periods surrounding the Easter holiday season. While our acquisition of the entertainment services business may impact the historical seasonality of the coin-counting business to some degree, we expect our results of operations will continue to fluctuate both as a result of seasonal fluctuations and our revenue mix between relatively higher margin coin and e-payment services and relatively lower margin entertainment services.

Higher petroleum prices may adversely affect our operating results and reduce our profitability.

We source a substantial amount of goods internationally, particularly plush toys and other products dispensed from our entertainment services machines, resulting in significant transportation-related costs. Petroleum-based resins are used in the manufacture of these products. In addition, we operate a large number of vehicles used by our field service personnel for the purpose of servicing and maintaining our coin-counting and entertainment services machines. It is not readily feasible for us to pass the cost of increased petroleum prices to our customers; thus, significant increases in petroleum prices during 2005 have negatively impacted our results of operations. Further increases would harm our financial condition and increases and decreases in fuel costs will have a significant effect on our operating margins.

We depend upon third-party manufacturers, suppliers and service providers.

We currently conduct limited manufacturing operations and depend, and will continue to depend, on outside parties to manufacture our coin-counting machines and key components of our coin-counting and entertainment services machines. We intend to continue to expand our installed base for coin-counting machines in North America and in the United Kingdom and for entertainment services machines in the United States and Mexico. Such expansion may be limited by the manufacturing capacity of our third-party manufacturers and suppliers. Third-party manufacturers may not be able to meet our manufacturing needs in a satisfactory and timely manner. If there is an unanticipated increase in demand for coin-counting machine or entertainment services equipment installations, we may be unable to meet such demand due to manufacturing constraints.

We obtain some key hardware components used in the coin-counting machines and entertainment services equipment from a limited number of suppliers. We may be unable to continue to obtain an adequate supply of these components in a timely manner or, if necessary, from alternative sources. If we are unable to obtain sufficient quantities of components or to locate alternative sources of supply on a timely basis, we may experience delays in installing or maintaining coin-counting machines or entertainment services equipment, either of which could seriously harm our business, financial condition and results of operations.

We rely on third-party service providers for substantial support and service efforts that we currently do not provide directly. In particular, we contract with third-party providers to arrange for pick-up, processing and deposit of coins as well as limited servicing of our machines. We generally contract with a single transportation provider and coin processor to service a particular region and either party generally can terminate the contracts with advance notice ranging from 30 to 90 days. We do not currently have, nor do we expect to have in the foreseeable future, the internal capability to provide back-up coin processing service in the event of a sudden disruption in service from a commercial coin processor. Any failure by us to maintain our existing coin processing relationships or to establish new relationships on a timely basis or on acceptable terms would harm our business, financial condition and results of operations.

There are risks associated with conducting our businesses and sourcing goods internationally.

We currently have coin operations in Canada and the United Kingdom. We also now have entertainment services equipment operating in Mexico. We expect to continue increasing our deployment of both coin-counting machines and entertainment services equipment internationally. Exposure to exchange rate fluctuations, restrictions on the repatriation of funds, adverse changes in tax, tariff and trade regulations, difficulties with foreign distributors and difficulties in managing an organization outside the United States are risks that could seriously harm the development of our business and ability to operate our machines profitably.

In addition, substantially all of the plush toys and other products dispensed from our entertainment services machines are produced by foreign manufacturers, including a majority purchased directly from manufacturers in China. We purchase our other vending products from vendors who obtain a significant percentage of such products from foreign manufacturers. In 2003, our entertainment services subsidiary, ACMI, transitioned its product fulfillment operations to a third-party distribution center in Shanghai, China. As a result, we are subject to changes in governmental policies, the imposition of tariffs, import and export controls, transportation delays and interruptions, political and economic disruptions and labor strikes that could disrupt the supply and timely delivery of products from such manufacturers. A reduction or interruption in supplies or a significant increase in the price of one or more supplies necessary for our toy manufacture, such as petroleum, could have a material adverse effect on our business. We also could be affected by labor strikes in the sea shipping, trucking and railroad industries. Such disruptions could interrupt supplies or increase our transportation costs and thereby reduce profit margins in a particular period.

Our business, operating results and financial condition can be adversely affected by severe weather, natural disasters and other events beyond our control, such as hurricanes, earthquakes, fires, power failures, telecommunications loss and terrorist attacks.

Our operational and financial performance is a direct reflection of customer use of and our ability to operate and service our coin-counting machines installed in high traffic supermarkets and our entertainment machines installed in supermarkets, mass merchandisers, restaurants, bowling centers, truckstops, warehouse clubs and similar locations. Severe weather, natural disasters and other events beyond our control can, for extended periods of time, significantly reduce customer use of our machines as well as interrupt our own ability to manufacture, operate and service our machines. In some cases, severe weather, natural disasters and other events beyond our control may result in the total loss of our machines, which losses may not be fully covered by our insurance. For example, the recent hurricanes in the gulf coast region of the United States caused damage or operational interruptions to some of the retail and other locations where our machines are installed, but, fortunately, resulting in insignificant estimated lost revenue and immaterial losses in coin-counting and entertainment services machines.

Our business is subject to federal, state, local and foreign laws and government regulation.

Our current businesses are subject to federal, state, local and foreign laws and government regulation, including government regulation relating to coins, toy safety, child protection, vehicle safety, access to machines in public places, charitable fundraising, the transfer of money or things of value, weights and measures, gaming, sweepstakes, contests and consumer protection. The application of existing laws and regulations, changes in or enactment of new laws and regulations that apply or may in the future apply to our current or future products or services, changes in governmental authorities’ interpretation of the application of various government regulations to our business, or the failure or inability to gain and retain required permits and approvals could materially and adversely affect our business in the future.

In addition, certain jurisdictions may also require us to hold certain licenses, permits and approvals in connection with the operation of our coin-counting and entertainment services machines. For example, in Washington state, skill-crane machines are subject to the licensing requirements of the Washington State Gambling Commission. There can be no assurance that we will be granted all necessary permits or approvals in the future or that current permits and approvals will be renewed. Given the unique nature of our businesses and new products and services we may develop in the future, the application of various laws and regulations to our business is or in the future may be uncertain.

Recall of any of the products dispensed by our entertainment services machines or by the entertainment services industry generally could adversely affect our entertainment services business.

Our entertainment services machines, and the entertainment services industry generally, are subject to regulation by the Consumer Product Safety Commission and similar state and international regulatory authorities. The toys and other products dispensed from our entertainment services machines could be subject to involuntary recalls and other actions by such authorities. Concerns about product safety may lead us to voluntarily recall or discontinue offering selected products and may generally reduce consumers’ willingness to purchase the products distributed through our entertainment services business. We cannot assure you that our toy or other entertainment services products may not experience defects or errors after their production and sale to consumers. Such defects or errors could result in the rejection of our entertainment services products by consumers, damage to our reputation, lost sales, potential inventory valuation write-downs, excess inventory, diverted development resources and increased customer service and support costs, any of which could harm our business. Any such errors, defects or recalls may not be covered by insurance or cause our insurance costs to increase in future periods.

We may be subject to product liability claims if people or property are harmed by our products and services.

Some of the products we sell, especially through our entertainment services machines, may expose us to product liability claims arising from personal injury, death or property damage. Any such product liability claim may result in adverse publicity regarding us, our entertainment service machines and the products we sell. Even if we successfully defend ourselves against this type of claim, we could be forced to spend a substantial amount of money in litigation expenses and our management could be required to spend valuable time in defending against these claims. Our vendors may not indemnify us against product liability. There is a risk that such claims or liabilities may exceed, or fall outside the scope of, our insurance coverage and we cannot be certain that insurance will continue to be available to us on economically reasonable terms, or at all. Any imposition of product liability could harm our business, financial condition and operating results.

Our stock price has been and may continue to be volatile.

Our stock price has fluctuated substantially since our initial public offering in July 1997. For example, during the last twelve months, the sale price of our common stock has ranged from $16.95 to $27.66 per share. The market price of our stock could decline from current levels or continue to fluctuate. The market price of our stock may be significantly affected by the following factors:

•	the termination, modification or non-renewal of one or more retail partner relationships,

•	operating results below market expectations and changes in, or our failure to meet, financial estimates of securities analysts or our own guidance,

•	trends and fluctuations in the use of our coin-counting and entertainment services machines,

•	period-to-period fluctuations in our financial results,

•	release of analyst reports,

•	announcements regarding the establishment, modification or termination of relationships regarding the development of new products and services,

•	announcements of technological innovations or new products or services by us or our competitors,

•	ineffective internal controls,

•	industry developments, and

•	economic or other external factors.

In addition, the securities markets have experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also seriously harm the market price of our common stock.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Any inability to provide reliable financial reports or prevent fraud could harm our business. We continue to evaluate our internal control procedures to satisfy the requirements of the Sarbanes-Oxley Act of 2002, which requires management and our auditors to evaluate and assess the effectiveness of our internal controls. If we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we could be subject to regulatory scrutiny, civil or criminal penalties or stockholder litigation. In addition, failure to maintain adequate internal controls could result in financial statements that do not accurately reflect our financial condition. We cannot assure you that our auditors will conclude that our internal controls are effective.

Our anti-takeover mechanisms may affect the price of our common stock and make it harder for a third party to acquire us without the consent of our board of directors.

We have implemented anti-takeover provisions that may discourage takeover attempts and depress the market price of our stock. Provisions of our certificate of incorporation, bylaws and rights plan could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. Delaware law also imposes some restrictions on mergers and other business combinations between us and any acquirer of 15% or more of our outstanding common stock. Furthermore, Washington law may impose additional restrictions on mergers and other business combinations between us and any acquirer of 10% or more of our outstanding common stock. These provisions may make it harder for a third party to acquire us without the consent of our board of directors, even if the offer from a third party may be considered beneficial by some stockholders.

USE OF PROCEEDS

The shares of our common stock offered by this prospectus will be sold by the selling stockholder, and the selling stockholder will receive all of the proceeds from the sale of such shares. We will not receive any proceeds from sales of the shares offered by this prospectus.

SELLING STOCKHOLDER

On November 1, 2005, we, through our wholly-owned indirect subsidiary Adventure consummated the purchase of substantially all of the assets of The Amusement Factory, L.L.C. The selling stockholder, Levine Investments Limited Partnership, owned 100% of the equity of The Amusement Factory, L.L.C. Under the terms of the asset purchase agreement, we paid the selling stockholder 1,907,957 unregistered shares of our common stock.

Also in accordance with the asset purchase agreement that was entered into in connection with the transaction, of the 1,907,957 shares of our common stock paid to the selling stockholder, 94,794 shares were deposited into a non-interest bearing escrow account for twelve months with Comerica Bank, as escrow agent, to secure the selling stockholder’s potential indemnification obligations. The selling stockholder will not have the right to sell these shares until they are released from escrow in accordance with the terms of the escrow agreement.

The registration statement including this prospectus is filed pursuant to our requirement under the asset purchase agreement to register for resale the shares paid to the selling stockholder. We are required under the asset purchase agreement to use commercially reasonable efforts to keep the registration statement effective for a period of two years. This prospectus also covers any additional shares of our common stock, which become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

The following table sets forth the number of shares of our common stock beneficially owned by the selling stockholder as of November 1, 2005, and is based on the selling stockholder’s representations regarding its ownership.

We are not aware of any material relationship between us and the selling stockholder within the past three years other than as a result of the selling stockholder’s beneficial ownership of our common stock and the following agreements entered into in connection with the asset purchase agreement: (i) Voting Agreement dated November 1, 2005 by and among The Amusement Factory, L.L.C., selling stockholder, ACMI, Adventure and our company (as incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 2, 2005, File No. 000-22555), (ii) Lease Agreement dated November 1, 2005 by and between Adventure and Van Nuys Airpark Building 5, LLC, an affiliate of the selling stockholder, relating to a facility in Van Nuys, California, (iii) Lease Agreement dated November 1, 2005 by and between Adventure and Van Nuys Airpark Building 5, LLC, an affiliate of the selling stockholder, relating to a facility in the greater Chicago area and (iv) Lease Agreement dated November 1, 2005 by and between Adventure and Levine & Riggle Rental Company Limited Partnership, an affiliate of the selling stockholder.

Name	Shares Beneficially Owned Before Offering		Shares Being Offered (#)	Shares Beneficially Owned After Offering (1)
	Shares (#) (2)	Percent (%) (3)		Shares (#)		Percent (%)
Levine Investments Limited Partnership (1)	1,907,957	6.59%	1,907,957	*	*	*	*

(1)	We cannot estimate the number of shares that will be sold by the selling stockholder after completion of this offering because the selling stockholder may sell all or some of its shares and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares. Under the asset purchase agreement, the selling stockholder has agreed, however, not to sell more than one million of the shares prior to November 1, 2006. For purposes of this table only, we assume that all shares beneficially owned by the selling stockholder which are offered by this prospectus will be sold.
(2)

Includes 94,794 shares that have been deposited into a non-interest bearing escrow account to secure the selling stockholder’s potential indemnification obligations that may arise under the asset purchase agreement. Subject to the selling stockholder’s potential indemnification obligations and the terms of the escrow agreement among us, the selling stockholder and Comerica Bank, as escrow agent, the escrow shares will be released from escrow and issued to the selling stockholder on November 1, 2006.
(3)	Based on 28,943,702 shares of common stock outstanding on November 25, 2005.

PLAN OF DISTRIBUTION

We are registering all 1,907,957 shares on behalf of the selling stockholder. The “selling stockholder,” as used herein, includes any of its pledgees, assignees, transferees and successors-in-interest. The selling stockholder may, from time-to-time, sell any or all of its shares of common stock on the Nasdaq Stock Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. However, the selling stockholder has agreed not to sell more than one million of its shares of common stock prior to November 1, 2006. These sales may be at fixed or negotiated prices. The selling stockholder will act independently from us in making decisions with respect to the timing, manner and size of each sale. We cannot guarantee that the selling stockholder will sell any or all of these shares. The selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	an agreement between one or more of the selling stockholder and one or more broker-dealers to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

In connection with sales of such shares or otherwise, the selling stockholder may enter into hedging transactions in the course of which broker-dealers may engage in short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities with broker-dealers. The selling stockholder also may sell our common stock short and deliver the shares to close out such short positions. The selling stockholder may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares under this prospectus, as supplemented or amended, to reflect such transaction. The selling stockholder also may loan or pledge the shares to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the selling stockholder list to include the name of the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus. The selling stockholder may also transfer the shares in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as an agent for the purchaser of the shares, from the purchaser) in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved. The selling stockholder may agree to indemnify any agent, broker or dealer that participates in transactions involving the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, a prospectus supplement, if required, will be delivered. Such prospectus supplement will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other items constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer and the proposed sales price to the public.

The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares.

The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholder and other persons participating in the sale or distribution of the shares will be subject to the provisions of the Exchange Act and its associated rules and regulations. Regulation M of the Exchange Act may limit the timing of purchases and sales of the shares by the selling stockholder and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for a period of up to five business days before the distribution.

VALIDITY OF COMMON STOCK

Certain legal matters in connection with the common stock offered by this prospectus have been passed upon for us by Perkins Coie LLP, Seattle, Washington.

EXPERTS

The consolidated financial statements of Coinstar, Inc. and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the two-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, contains an explanatory paragraph that states that the Company acquired ACMI Holdings, Inc. and its subsidiary American Coin Merchandising, Inc. (collectively referred to as ACMI) during 2004, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, ACMI’s internal control over financial reporting associated with total assets of $263.7 million and total revenues of $111.1 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2004. The audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of ACMI.

The consolidated financial statements for the year ended December 31, 2002 incorporated in this prospectus by reference from Coinstar, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and periodic reports, as well as registration and proxy statements and other information, with the Securities and Exchange Commission (SEC). These documents may be read and copied at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, copies of these reports and other information may be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You can get further information about the SEC’s Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains a website at http://www.sec.gov that contains reports, registration statements and other information regarding registrants like us that file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended. This prospectus supplement does not contain all the information in the registration statement. We have omitted parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, as amended, including exhibits, at the SEC’s public reference facilities or website. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information included in documents that we have previously filed or may in the future file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus supplement, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

•	our annual report on Form 10-K for the year ended December 31, 2004;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

•	our current reports on Form 8-K filed on January 20, 2005, February 7, 2005, February 11, 2005, June 10, 2005, August 10, 2005, October 19, 2005, November 1, 2005, November 2, 2005 and November 18, 2005;

•	our current report on Form 8-K/A filed on September 20, 2004; and

•	the description of the common stock in our registration statement on Form 8-A filed on May 12, 1997, including any amendments thereto or reports filed for the purpose of updating such description.

You may obtain any of the documents incorporated by reference through the SEC or the SEC’s website as described above. You may also obtain, upon oral or written request, copies of these documents, other than exhibits, free of charge by contacting our investor relations department at our principal offices, which are located at 1800 114th Avenue S.E., Bellevue, Washington 98004, telephone number (425) 943-8000.

Part II

INFORMATION NOT REQUIRED IN THIS PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts payable, by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee	$5,054.79
Legal fees and expenses	$8,000.00
Accounting fees and expenses	$20,000.00
Miscellaneous fees and expenses	$2,000.00
Total	$35,054.79

Item 15.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (4) for any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Registrant’s amended and restated bylaws provide that (1) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (2) the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions and (3) the rights conferred in the amended and restated bylaws are not exclusive.

The Registrant has entered into indemnification agreements with certain of its officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in its amended and restated certificate of incorporation and its amended and restated bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

The indemnification provision in the Registrant’s amended and restated certificate of incorporation, the amended and restated bylaws and the indemnity agreements entered into between the Registrant and certain of its directors and officers may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities arising under the Securities Act. The Registrant has also obtained directors’ and officers’ liability insurance.

Item 16.	Exhibits

Exhibit Number	Description
2.1	Asset Purchase Agreement, dated October 18, 2005, by and between The Amusement Factory, L.L.C., Levine Investments Limited Partnership, Adventure Vending Inc., American Coin Merchandising, Inc., and Coinstar, Inc. (incorporated herein by reference to Exhibit 2.1 to Coinstar, Inc.’s Current Report on Form 8-K filed on October 19, 2005, File No. 000-22555)

5.1	Opinion of Perkins Coie LLP

10.1	Voting Agreement, dated November 1, 2005 by and among The Amusement Factory, L.L.C., Levine Investments Limited Partnership, American Coin Merchandising, Inc., Adventure Vending Inc. and Coinstar, Inc. (as incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 2, 2005, File No. 000-22555)

23.1	Consent of KPMG LLP, independent registered public accounting firm

23.2	Consent of KPMG LLP, independent auditing firm

23.3	Consent of Deloitte & Touche LLP, independent registered public accounting firm

23.4	Consent of Perkins Coie LLP (contained in the opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

Item 17.	Undertakings

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933:

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Bellevue, State of Washington, on November 30, 2005.

COINSTAR, INC.

By:	/S/ DAVID W. COLE
Name:	David W. Cole
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes, appoints and authorizes David W. Cole and Brian V. Turner, or any of them, as his or her attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his or her name and on his or her behalf, in any and all capacities, this Registration Statement on Form S-3 and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)) necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any other laws, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on November 30, 2005.

SIGNATURE	TITLE

/S/ DAVID W. COLE David W. Cole	Chief Executive Officer and Director (Principal Executive Officer)

/S/ BRIAN V. TURNER Brian V. Turner	Chief Financial Officer (Principal Financial Officer)

/S/ RICHARD C. DECK Richard C. Deck	Chief Accounting Officer

/S/ KEITH D. GRINSTEIN Keith D. Grinstein	Chairman of the Board

/S/ DEBORAH L. BEVIER Deborah L. Bevier	Director

/S/ DAVID M. ESKENAZY David M. Eskenazy	Director

SIGNATURE	TITLE

/S/ ROBERT D. SZNEWAJS Robert D. Sznewajs	Director

/S/ RONALD B. WOODARD Ronald B. Woodard	Director

EXHIBIT INDEX

Exhibit Number	Description
2.1	Asset Purchase Agreement, dated October 18, 2005, by and between The Amusement Factory, L.L.C., Levine Investments Limited Partnership, Adventure Vending Inc., American Coin Merchandising, Inc., and Coinstar, Inc. (incorporated herein by reference to Exhibit 2.1 to Coinstar, Inc.’s Current Report on Form 8-K filed on October 19, 2005, File No. 000-22555)

5.1	Opinion of Perkins Coie LLP

10.1	Voting Agreement, dated November 1, 2005 by and among The Amusement Factory, L.L.C., Levine Investments Limited Partnership, American Coin Merchandising, Inc., Adventure Vending Inc. and Coinstar, Inc. (as incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 2, 2005, File No. 000-22555)

23.1	Consent of KPMG LLP, independent registered public accounting firm

23.2	Consent of KPMG LLP, independent auditing firm

23.3	Consent of Deloitte & Touche LLP, independent registered public accounting firm

23.4	Consent of Perkins Coie LLP (contained in the opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)